Exhibit 12 under Form N-14









                                       April 29, 2005



Board of Directors                       Board of Directors
North Track Funds, Inc.                  Federated Municipal Securities Fund,
250 East Wisconsin Avenue, Suite 2000    Inc.
Milwaukee, Wisconsin  53202-4298         5800 Corporate Drive
                                         Pittsburgh, Pennsylvania  15237-7000
      Re:   Agreement and Plan of Reorganization - Federal Tax Consequences

Ladies and Gentlemen:

      We have acted as counsel to North Track Funds, Inc., a Maryland corporation ("North Track"), in connection with the proposed transfer of substantially all of the assets of the North Track Tax-Exempt Fund ("Acquired Fund"), a series of North Track, to Federated Municipal Securities Fund, Inc., a Maryland corporation ("Acquiring Fund"), solely in exchange for Class A shares of common stock of the Acquiring Fund to be distributed to the
Acquired Fund shareholders in liquidation of the Acquired Fund. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 2, 2005, executed by North Track on behalf of the Acquired Fund and by the Acquiring Fund. The Agreement is attached as Exhibit A to the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), as filed by Acquiring Fund with the Securities and Exchange Commission. This opinion is rendered pursuant to Section 6.6 of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

      In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct, (i) the factual information contained in the Registration Statement;
(ii) the representations and covenants contained in the Agreement; (iii) the Acquiring Fund Tax Representation Certificate and the Acquired Fund Tax Representation Certificate attached hereto; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

      On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

1. Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares, followed by Acquired Fund's distribution of those shares pro rata to the Shareholders constructively in exchange for their Acquired Fund Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(C) of the Code), and each Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

2. Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Acquired Fund Shares in liquidation of Acquired Fund pursuant to the Reorganization;

3.    Acquiring  Fund will  recognize  no gain or loss on its  receipt  of the
Assets  in  exchange   solely  for  Acquiring  Fund  Shares  pursuant  to  the
Reorganization;

4. The tax basis of each Asset acquired by Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of such Asset to Acquired Fund immediately prior to the Reorganization, and the holding period of each Asset in the hands of Acquiring Fund will include the period during which such Asset was held by Acquired Fund;

5. The Shareholders will recognize no gain or loss on the constructive exchange of their Acquired Fund Shares for Acquiring Fund Shares pursuant to the Reorganization;

6. The aggregate tax basis of the Acquiring Fund Shares received by each Shareholder in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each such Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such Shareholder (provided the Acquired Fund Shares were held as capital assets at the Effective Time); and

7. The Acquiring Fund will succeed to and take into account as of the Effective Time the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

      Notwithstanding subparagraph 2 or subparagraph 4, no opinion is expressed as to the effect of the Reorganization on the Acquired Fund or Acquiring Fund or any shareholder with respect to any asset of the Acquired Fund as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market method of accounting.

      This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions.

      This  opinion  represents  our best  legal  judgment  as to the  matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by North Track, the Acquired Fund, or the Acquiring Fund contrary to such representations might adversely affect the conclusions stated herein.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name in the Proxy Statement/Prospectus included in the Registration Statement.

                                       Very truly yours,



                                       QUARLES & BRADY LLP